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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 8-K


                                Current Report
                     Pursuant to Section 13 or 15 (d) of
                     The Securities Exchange Act of 1934



                        Date of Report:   May 8, 1998




                            INTERCARGO CORPORATION
              --------------------------------------------------
              (Exact name of registrant as specified in charter)







          DELAWARE                      0-16748                36-3414667
----------------------------          ------------         -------------------
(State or other jurisdiction          (Commission           (I.R.S. Employer
      of incorporation)               File Number)         Identification No.)






          1450 American Lane, 20th Floor, Schaumburg, Illinois 60173
          ----------------------------------------------------------
                   (Address of principal executive offices)

Registrant's telephone number, including area code:  (847)  517-2990




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Item 5.    Other Events


On April 30, 1998, a subsidiary of the Registrant, International Advisory Services, Inc. ("IAS"), transferred to The Roanoke Companies, Inc. ("Roanoke") all of the insurance brokerage agency business of IAS in consideration for cash, convertible preferred stock and a secured installment note totaling approximately $7.9 million. The transaction was effected through the sale of the capital stock of seven subsidiaries of IAS. The purchase price, which is equivalent to approximately one time the commission revenue of the transferred agencies, is subject to adjustment based upon commission revenue of the transferred agencies for the 12 month period ending June 30, 1999. Roanoke is engaged primarily in the business of distributing insurance products. As part of the transaction Intercargo Insurance Company, the wholly owned insurance products subsidiary of the Registrant, has appointed Roanoke as a non-exclusive distribution agent. In addition, Roanoke has agreed for a period lasting at least until November 5, 2001, to continue to place with Intercargo all custom bonds, marine and other coverages generated from the IAS customers existing at the time of the transfer. The transaction does not affect business derived by Intercargo Insurance Company from other independent agencies.


FORWARD LOOKING STATEMENTS

This statement includes forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995 and is therefore subject to certain risks and uncertainties. There can be no assurance that actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from that suggested in the forward looking statements as a result of various factors including market conditions, competition, reinsurance availability, foreign affairs, and natural disasters.


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                                  SIGNATURES




        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                      INTERCARGO CORPORATION



                                      By:  /s/ Michael L. Rybak
                                           -----------------------------------
                                           Michael L. Rybak
                                           Chief Financial Officer and Vice
                                           President





Dated:  May 8, 1998